Exhibit 10.1

EXECUTION VERSION

May 11, 2015

CONFIDENTIAL

Independence Realty Trust, Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attn: Farrell Ender

Re: Up to $500 Million Senior Secured Term Loan Facility

Ladies and Gentlemen:

Deutsche Bank AG New York Branch (“DBNY” and in its capacity as the initial lender under the term loan facility described below, the “Initial Lender”) is pleased to provide Independence Realty Trust, Inc., a Maryland corporation (the “Parent Guarantor” or “you”), with a financing commitment (“Commitment”) with respect to a one-year senior secured term loan facility in an aggregate amount of up to $500,000,000 (subject to extension as provided in the Term Sheet referenced below) (the “Credit Facility”), which Credit Facility shall be used on the Closing Date (as defined in the Term Sheet referenced below) to consummate the Transactions (as defined in the Term Sheet referenced below). In connection with the Credit Facility, Deutsche Bank Securities Inc. is pleased to act as the lead arranger and book runner (in such capacity, the “Lead Arranger” and together with DBNY, the “Commitment Parties”), and DBNY is pleased to act as administrative agent (in such capacity, “Administrative Agent”).

Subject solely to the satisfaction of the conditions described in Section 1 of this letter agreement (together with the schedules and exhibits hereto, “Commitment Letter”), DBNY commits to lend up to $500,000,000 under the Credit Facility on the terms and conditions referred to herein.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), which is incorporated herein by reference and attached hereto as Exhibit A.

1. Commitment Conditions. The Commitment of the applicable Commitment Parties hereunder and their respective agreements to perform the initial services described herein are subject solely to (i) the conditions set forth under the heading “Conditions Precedent to all Credit Extensions” in the Term Sheet, (ii) the conditions set forth in the “Conditions to Closing” attached as Schedule B to the Term Sheet (the “Closing Conditions

Schedule”) and (iii) the negotiation, execution and delivery of definitive documentation in respect of the Credit Facility consistent with the terms provided for in the Term Sheet (the “Loan Documents”), subject in each case to the Mortgageability Provisions set forth in the Term Sheet; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter (as defined below), the Loan Documents or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Credit Facility on the Closing Date will be (i) the representations made by or with respect to the Seller or the Target or its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders and DBNY (but only to the extent that you or your affiliates have the right not to consummate the Acquisition as a result of a breach of such representations, or to terminate your or their obligations under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents will be such that they do not impair the availability of the Credit Facility on the Closing Date if the conditions described in this Section 1 are satisfied (it being understood that to the extent any security interest in the intended collateral (other than (i) any collateral the security interest in which may be perfected by the delivery of stock certificates or similar instruments and/or the filing of a financing statement under the applicable Uniform Commercial Code and (ii) the Mortgaged Properties, for which the Mortgage Condition (as defined in the Closing Conditions Schedule) and the Title Condition (as defined in the Closing Conditions Schedule) must be satisfied, in each case, subject to the Mortgageability Provisions) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Credit Facility on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by DBNY and you). As used herein, “Specified Representations” means representations made by the Borrower and the Guarantors set forth in the Loan Documents relating to incorporation or formation and good standing; organizational power and authority to enter into the documentation relating to the Credit Facility; due execution, delivery and enforceability of such documentation; solvency as of the Closing Date of the Parent Guarantor and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth on Annex I attached to Schedule B to the Term Sheet); no conflicts with laws or material agreements of the Loan Documents, in each case except as would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement); no conflicts with charter documents of the Loan Documents; Federal Reserve margin regulations; the Investment Company Act; OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws; status of the Credit Facility as first lien senior debt; use of proceeds; and, subject to the limitations on perfection of security interests set forth in the preceding sentence and permitted liens, the creation, perfection and priority of the security interests granted in the proposed collateral, subject to the Mortgageability Provisions. The provisions of this paragraph are referred to as the “Funds Certain Provisions.”

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2. Syndication and Cooperation. The Initial Lender may assign all or any portion of its Commitment to additional lenders reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) that will become parties to the Loan Documents (together with the Initial Lender, “Lenders”) and may syndicate the Credit Facility in consultation with you, before or after the Closing Date (subject to the restrictions on transfers to eligible assignees to be set forth in the Loan Documents and subject to the restrictions set forth below). Any such assignment and/or syndication of its commitment hereunder prior to the Closing Date shall not be a condition to, and shall not relieve the Initial Lender of, its obligations set forth herein (including its obligations to fund the Credit Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter) and, unless you agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Credit Facility on the Closing Date has occurred. The Lead Arranger will manage all aspects of the syndication, including the timing of all offers to potential Lenders and the acceptance of commitments, the amounts offered and the compensation provided. The Lead Arranger and each Lender shall have the right, after the Closing Date to sell, assign, syndicate, participate, or transfer any portion of the Credit Facility and the Loan Documents to one or more investors; provided that, in any event, the Lead Arranger and the Initial Lender shall not syndicate any of the Commitment with respect to the Credit Facility to any Disqualified Lenders. “Disqualified Lenders” shall mean not more than ten (10) publicly traded real estate investment entities that invest primarily in multi-family housing that are identified in writing to the Lead Arranger within ten (10) business days of the date of this Commitment Letter.

Whether prior to or after the Closing Date, you agree to take all commercially reasonable actions as the Lead Arranger may reasonably request to assist it in forming a syndicate reasonably acceptable to it and you. Your assistance in forming such a syndicate shall include but not be limited to: (i) making your senior management and representatives available to participate in informational meetings with potential Lenders (and your using commercially reasonable efforts to ensure such contact between the senior management of the Target, on the one hand, and the potential Lenders, on the other hand) at such times and places as the Initial Lender may reasonably request; (ii) using your commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of you and the Target; and (iii) your assistance (and using your commercially reasonable efforts to cause the Target to assist), in the preparation of customary confidential information memoranda for the Credit Facility and other customary marketing materials to be used in connection with the syndication of the Credit Facility. You, the Initial Lender, and the Lead Arranger agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded, and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facility unless you, the Initial Lender, and the Lead Arranger shall so agree in writing; provided that your consent shall not be required for the Initial Lender or its affiliates to pay the compensation received by them to any or all of the Lenders.

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Subject to the third paragraph of Section 5 hereof, the Commitment Parties and each other Lender, if any, may freely discuss the Credit Facility contemplated hereby and any other potential transactions with any and all of its affiliates, any prospective Lender or participant, and may freely disclose to any such affiliate, prospective Lender or participant and permit any such affiliate, prospective Lender or participant, from time to time, to use for any lawful purpose, any and all information at any time provided to the Administrative Agent or any other Lender by or on behalf of the Parent Guarantor or the Target or any of their respective subsidiaries or affiliates.

You hereby represent, warrant and covenant that from and after the date hereof and prior to and during the syndication of the Credit Facility, there shall be no other person engaged to effect, and neither you, the Target nor any of your respective affiliates shall effect, any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Target or any of their respective affiliates, as determined in the good faith judgment of the Initial Lender and the Lead Arranger, in each case, other than the Specified Financing, any other financing having a term of not less than four (4) years, any revolving lines of credit or any permanent debt financing in addition to, substitution or replacement for the Credit Facility, the facilities contemplated by Schedule E to the Term Sheet, any replacements, extensions and renewals of any existing indebtedness of the Parent Guarantor, the Target and their respective subsidiaries that matures prior to the Closing Date, any indebtedness incurred in the ordinary course of business of the Parent Guarantor, the Target and their respective subsidiaries for capital expenditures and working capital purposes and any other indebtedness of the Parent Guarantor, the Target and their respective subsidiaries permitted to be incurred pursuant to the Acquisition Agreement.

3. Fees. You agree to pay the fees set forth in the separate fee letter (the “Fee Letter”) dated the date hereof with the Initial Lender, the Administrative Agent, and the Lead Arranger in accordance with the terms of the Fee Letter.

4. Indemnification; Expenses. You agree to indemnify and hold harmless the Administrative Agent, the Lead Arranger, the Initial Lender, and each of the other Indemnified Persons identified and as set forth in the indemnification provisions attached as Exhibit B hereto (the “Indemnification Provisions”) and hereby made a part hereof as though fully set forth herein.

In further consideration of the issuance of this Commitment Letter, and recognizing that in connection herewith the Initial Lender, the Lead Arranger and the Administrative Agent are incurring substantial costs and expenses in connection with the documentation of the Commitment and the Credit Facility, due diligence, syndication, and

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underwriting with respect to the proposed Credit Facility, including, without limitation, fees and expenses of counsel, transportation, duplication and printing, third party consultant costs, and search fees, you agree to pay such reasonable and documented costs and expenses incurred in connection with the preparation, negotiation and delivery of this Commitment Letter (whether incurred before or after the date hereof and regardless of whether any of the Loan Documents are entered into, the Closing Date occurs, or the transactions contemplated hereunder are consummated), the Loan Documents and any security arrangements in connection therewith; provided that fees and expenses of counsel shall be limited to one counsel (and, if reasonably necessary, a single local counsel in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of similarly situated affected persons, taken as a whole).

The indemnity provisions set forth in this Section 4 shall supersede in their entirety the indemnity provisions set forth in that certain letter agreement among the Parent Guarantor and DBNY dated as of May 8, 2015.

5. Disclosure. You agree that each of this Commitment Letter and the Fee Letter is for your confidential use only and will not be disclosed by you to any person other than to your affiliates, officers, directors, agents, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the Credit Facility and on a confidential basis. Notwithstanding the foregoing, following your acceptance hereof, and subject to the following sentence, you may: (i) make public disclosure of (A) the existence of the Commitment or (B) to the extent the terms of this Commitment Letter have become publicly available as a result of disclosures thereof by persons other than you or other persons that have confidentiality obligations under this Commitment Letter, the terms and conditions of this Commitment Letter, (ii) file a copy of this Commitment Letter (or disclose the content and/or existence of this Commitment Letter) in any public record in which it is required by law to be filed (including, without limitation, in any proxy, 8-K or other public filing relating to the Acquisition), (iii) make such other public disclosures of the terms and conditions hereof as required by law or regulation or requested by any governmental agency or other regulatory authority and (iv) disclose this Commitment Letter (and to the extent redacted in a manner reasonably acceptable to the Initial Lender, the Fee Letter) to the Target and its owners, officers, directors, employees, accountants, attorneys and other professional advisors on a confidential and “need to know” basis in connection with the Acquisition who are informed of the confidential nature of such information. Under no circumstances shall you issue any press release or similar public disclosure with respect to this Commitment Letter or the transactions contemplated hereby without the prior written consent of the Initial Lender, which consent shall not be unreasonably withheld to the extent that such press release or other public disclosure is required by law (but which may be withheld in the sole and absolute discretion of the Initial Lender in all other cases). The foregoing shall not be deemed to restrict you from disclosing this Commitment Letter (a) pursuant to subpoena or other court process or (b) to the extent required in connection with any litigation or proceeding to which the Commitment Parties or their affiliates may be a party.

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You represent and warrant that (but subject to Section 1 hereof, the accuracy of which shall not be a condition to the Commitment hereunder or the funding of the Credit Facility on the Closing Date) (and to the best of your knowledge, in the case of information regarding the Target or any of its subsidiaries): (i) all written information (other than Projections (as defined below) and information of a general economic or industry nature) that has been or will hereafter be made available by you or any of your representatives in connection with the Credit Facility to any Commitment Party or any of its representatives, any Lender, or any potential Lender in the case of information relating to you, the Borrower, the Target and your or their respective affiliates, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made; and (ii) all written financial projections (the “Projections”), if any, that have been or will be prepared by you or your representatives and made available to any Commitment Party or any of its representatives, any Lender, or any potential Lender in connection with the financing contemplated hereby have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time prepared (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and no assurance can be given that any particular Projection will be realized). If at any time from the date hereof until the earlier of (i) a Successful Syndication (as defined in the Fee Letter) (which, for purposes of this sentence only, shall not occur prior to the Closing Date) and (ii) 90 days following the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will (and you will use commercially reasonable efforts to cause the Target to) promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and shall keep all such information confidential in accordance with the Commitment Parties’ customary procedures for transactions similar to those contemplated hereby, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Commitment Party or its affiliates, officers, directors, employees, accountants, attorneys or other professional advisors, or (ii) was or becomes available from a source other than by or on behalf of the Parent Guarantor or its affiliates, officers, directors, employees, accountants, attorneys or other professional advisors not known to such Commitment Party to be in breach of an obligation of confidentiality to the Parent Guarantor or its affiliates in the disclosure of such information. The foregoing shall not be deemed to restrict any Commitment Party from disclosing such information (a) at the request or pursuant to any requirement of any

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governmental authority; (b) pursuant to subpoena or other court process or the upon the request of any regulatory authority (including self-regulatory) having jurisdiction over the Commitment Parties or any of their respective affiliates; (c) when required to do so in accordance with the provisions of applicable law; (d) to the extent required in connection with any litigation or proceeding to which such Commitment Party or its affiliate may be a party; (e) to the extent required in connection with the exercise of any remedy hereunder or under any Loan Document; (f) to such Commitment Party’s officers, directors, employees, accountants, attorneys, independent auditors and other professional advisors, in each case, who need to know such information in connection with the Transactions, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; (g) for purposes of establishing a “due diligence” defense; and (h) to any prospective participant or assignee (other than, in any case, a Disqualified Lender) in connection with a syndication or hedging counterparties, subject to the confidentiality provisions contained herein (and, in the case of providing access to such information through Intralinks or similar internet-based access, shall require persons accessing the site to agree to maintain confidentiality as contemplated above).

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Credit Facility is subject to the conditions specified herein, including the execution and delivery of the Loan Documents by the Borrower and Guarantors in a manner consistent with this Commitment Letter (including the Funds Certain Provisions); it being acknowledged and agreed that the Commitment provided hereunder is subject only to those conditions set forth in Section 1 of this Commitment Letter.

6. Expiration and Termination of Commitment. The Commitment shall: (i) expire if this Commitment Letter is not countersigned and returned to the undersigned prior to the Expiration Date; and (ii) terminate if the Closing Date does not occur on or prior to the earliest to occur of (w) October 15, 2015 (or such later date as may be agreed to, in good faith, by the Commitment Parties to the extent the outside termination date of the Acquisition Agreement is extended), (x) the date on which the Acquisition Agreement terminates, (y) the date of closing of the Acquisition without the use of the Credit Facility or (z) the date on which the Acquisition Agreement expires in accordance with its terms. Your obligations under Sections 3, 4, and 5 relating to fees, indemnification, costs and expenses and confidentiality shall survive the expiration or termination of the Commitment; provided that such obligations shall be superseded by the corresponding provisions contained in the Loan Documents from and after the Closing Date.

7. Miscellaneous: The following provisions shall be applicable both to this Commitment Letter and to the Fee Letter.

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(a) Reliance on Information. In undertaking the Commitment, the Commitment Parties are relying and will continue to rely, without independent verification, thereof, on the accuracy of the information furnished to them by you, the Borrower, the Target and your or their respective subsidiaries, or on your or their behalf, and the representations and warranties made by the Parent Guarantor herein. The Commitment Parties may also rely on any publicly available information issued or authorized to be issued by you or the Target or any of your and their respective subsidiaries or affiliates. The Commitment Parties have no obligation to investigate, and have not undertaken any independent investigation of, any information or materials, public or otherwise, made available by you, the Target, or any of your or their respective subsidiaries or affiliates.

(b) Complete Agreement; Waivers and Other Changes to be in Writing. This Commitment Letter, together with the Fee Letter, supersedes all previous negotiations, agreements and other understandings relating to the Credit Facility, including, without limitation, previous discussions regarding the terms contained herein. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties in good faith; provided nothing in the Loan Documents shall increase or expand the conditions to initial funding set forth in Section 1 of this Commitment Letter and, in all other respects, that such mutual agreement shall be in a manner that is consistent with the Term Sheet and, with respect to other terms, the Documentation Principles. No alteration, waiver, amendment or supplement of or to this Commitment Letter or the Fee Letter shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

(c) Power, Authority and Binding Effect. Each of the parties hereto represents and warrants to each of the other parties hereto that (i) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (ii) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

(d) Time of Essence. Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment Letter.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Commitment Letter shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law to the extent that the application of the law of another jurisdiction will be required thereby; provided that (A) the interpretation of the definition of “Company Material Adverse Effect” and whether there shall have occurred a “Company Material Adverse Effect”, (B) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (C) whether the

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representations and warranties made by or with respect to the Seller or the Target or its subsidiaries in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you or your affiliates have the right not to consummate the Acquisition or the right to terminate your or your affiliates’ obligations under the Acquisition Agreement, shall be determined in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS COMMITMENT OR THE TRANSACTIONS OR THE MATTERS CONTEMPLATED BY THIS COMMITMENT. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT, THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT OR ANY MATTERS RELATED TO THIS COMMITMENT. IN THE EVENT OF LITIGATION, THIS LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) Additional Disclaimers. You acknowledge and agree that:

(i) DBNY, DBSI and certain of their affiliates (the “DB Entities”) are full service financial services firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, such Persons may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities or instruments. Such investment and other activities may involve securities and instruments of you, the Target or your or their respective affiliates as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Target or your or their respective affiliates, or (iii) have other relationships with you or the Target or your or their respective affiliates. In addition, the DB Entities may provide investment banking, underwriting and financial advisory services to such other entities and persons. The DB Entities may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target, your or their respective affiliates, or such other entities. The transactions contemplated by this Commitment Letter may have a

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direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the DB Entities in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, the DB Entities shall have no obligation to disclose such information, or the fact that they are in possession of such information, to you, the Target, or your or their respective affiliates or to use such information on the behalf of them. Consistent with the DB Entities’ policies to hold in confidence the affairs of their customers, the DB Entities will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers. Furthermore, you acknowledge that none of the DB Entities or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

(ii) The DB Entities may have economic interests that conflict with those of you, the Target, or certain of each of your or their respective equity holders or affiliates. You agree that the DB Entities will act hereunder as an independent contractor and that nothing herein or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the DB Entities and you, the Target, or any of your or their respective equity holders or affiliates. You acknowledge and agree that the transactions contemplated hereby (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the DB Entities, on the one hand, and you and the other Loan Parties (as defined in the Term Sheet), on the other, and in connection therewith and with the process leading thereto, (i) the DB Entities have not assumed (A) an advisory responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the you, the Target, or any of your or their respective equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the DB Entities have advised, are currently advising or will advise the such Persons on other matters) or any other obligation to you or the Target except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party is acting solely as a principal and not as the agent or fiduciary of you, the Target, your or their respective management, equity holders, affiliates, or creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You waive, to the fullest extent permitted by law, any claims you or any other Loan Party may have against the DB Entities for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the DB Entities will have no liability (whether direct or indirect) to you or the Target in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of you, the Target, or your or their affiliates, including a fiduciary duty claim made by any equity holders, employees or creditors of you or your affiliates. In

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addition, the DB Entities may employ the services of their affiliates in providing services or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the DB Entities hereunder.

(iii) Notwithstanding the foregoing, as you know, DB has been retained by the Parent Guarantor (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or DB and/or one or more of its affiliates arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

(g) No Rights or Liability. Neither this Commitment Letter nor the Fee Letter create, nor shall any of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in the indemnification provisions. You, on behalf of yourself and each other Loan Party, acknowledge and agree that (i) none of the Administrative Agent, the Lead Arranger, the Initial Lender, or the Lenders shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of them), whether direct or indirect, in contract, tort or otherwise, to the Parent Guarantor or any Loan Party (including, without limitation, their respective equity holders and creditors) or any other person for or in connection with this Commitment Letter, the Fee Letter or the Credit Facility, except that a claim in contract for actual direct damages directly and proximately caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby and (ii) the Commitment Parties were induced to enter into this Commitment Letter and the Fee Letter by, inter alia, the provisions in Sections 3, 4, 5 and 7 herein.

(h) No Liability for Special, Indirect, Consequential or Punitive Damages. No party hereto shall be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach, or enforcement of this Commitment Letter or the instruments and agreements evidencing, governing or relating to the Credit Facility contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the Credit Facility or any act, omission, breach or wrongful conduct in any manner related thereto.

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(i) Counterparts. This Commitment Letter may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by facsimile shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

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Please evidence your acceptance of the provisions of this Commitment Letter by (i) signing the enclosed copy of this Commitment Letter; and (ii) returning the signed Commitment Letter and Fee Letter to the undersigned, at or before 9:30 A.M. (New York City time) on May 11, 2015 (the “Expiration Date”), the time at which the Commitment (if not so accepted prior thereto) will expire.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ Joanna Soliman
Name:	Joanna Soliman
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ Darrell Gustafson
Name:	Darrell Gustafson
Title:	Managing Director

Signature Page to Commitment Letter (Independence Realty Trust)

ACCEPTED this 11th day of May, 2015

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ James J. Sebra
Name:	James J. Sebra
Title:	Chief Financial Officer

Signature Page to Commitment Letter (Independence Realty Trust)

EXHIBIT A

Summary of Terms and Conditions

Strictly private & confidential

Up to $500 million Senior Secured Term Loan Facility

Exhibit A – Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the other exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Transactions:	Independence Realty Trust, Inc. (the “Parent Guarantor”) intends to acquire (the “Acquisition”) 100% of the equity interests of Trade Street Residential, Inc. (the “Target”) pursuant to that certain Agreement and Plan of Merger dated as of May 11, 2015 (including the exhibits and schedules thereto, the “Acquisition Agreement”) entered into among the Parent Guarantor, Borrower (as defined below), Adventure Merger Sub LLC, a newly formed Delaware limited liability company wholly-owned by the Borrower (“OP MergerSub”), IRT Limited Partner, LLC, a Delaware limited liability company wholly-owned by the Parent Guarantor (“IRT LP LLC”), the Target and Trade Street Operating Partnership, LP (the “Target OP”). In connection with the Acquisition, (a) OP MergerSub will merge with and into the Target OP, with the Target OP as the surviving entity of such merger, (b) Target will merge with and into IRT LP LLC, with IRT LP LLC as the surviving entity of such merger, (c) as a result of the transactions described in (a) and (b), the Parent Guarantor will become the owner of the Target and the Target OP, with the Target’s stockholders receiving the aggregate amount of consideration set forth in the Acquisition Agreement, (c) the Borrower will obtain the senior secured term loan facility described below under the caption “Credit Facility Amount/Type”, (d) all indebtedness and commitments in respect of the debt for borrowed money described on Schedule D hereto (the “Specified Existing Debt”) shall be repaid in full and all commitments with respect thereto shall be terminated (collectively, the “Refinancing”) and (e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Borrower	Independence Realty Operating Partnership, LP (the “Borrower”).

Guarantors	The Credit Facility shall be unconditionally guaranteed by the Parent Guarantor, IRT Limited Partner, LLC (“IRT LP”) and all subsidiaries of the Borrower that directly own the Mortgaged Properties (as defined below) (the “Subsidiary Guarantors” and, together with the Parent Guarantor and IRT LP, the “Guarantors”; the Guarantors together with the Borrower, the “Loan Parties”) (the guarantees of the Parent Guarantor, IRT LP and the Subsidiary Guarantors, the “Guarantees”).

Lead Arranger and Bookrunner	Deutsche Bank Securities Inc. (“DBSI” or the “Lead Arranger”).

Administrative Agent	Deutsche Bank AG New York Branch (“DBNY” or the “Administrative Agent”).

Lenders	DBNY (in such capacity, the “Initial Lender”) and a syndicate of lenders reasonably acceptable to the Borrower and arranged by the Lead Arranger, other than, in any case, Disqualified Lenders (collectively, the “Lenders”).

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Credit Facility Amount/Type

Up to $500,000,000 senior secured term loan facility (the “Credit Facility”). The amount of the Credit Facility made available to the Borrower on the Closing Date shall not exceed (A) the lesser of (i) an amount equal to 80% multiplied by the aggregate appraised value of all Mortgaged Properties (as defined below) and (ii) an amount such that the Debt Yield (to be defined as Net Operating Income (as defined below) divided by the original principal amount of the Credit Facility on the Closing Date) after giving effect to the borrowing of the Credit Facility and the consummation of the Transactions on the Closing Date is not less than 7.0% minus (B) the total aggregate amount of equity issuance proceeds received by the Parent Guarantor (and contributed to the Borrower) following the date of the Commitment Letter that are in excess of $50,000,000 (the “Maximum Borrowing Amount”). For purposes hereof, (i) “Net Operating Income” shall mean, with respect to the Mortgaged Properties, the annualized amount of the most recently completed trailing three months of (a) “property, rental and other income” (as determined by GAAP); minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of the Mortgaged Properties for such period, including, without limitation, Management Fees (as defined below) and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense or other debt service charges, any amortization related to above and below market leases, any straight-lining of rents under GAAP, impairment charges and any non-cash charges such as depreciation or amortization of financing costs; minus (c) a rental replacement reserve equal to $62.50 per unit and (ii) “Management Fees” shall mean, with respect to the Mortgaged Properties, the lesser of (a) the annualized amount of the most recently completed trailing three months of actual management fees payable with respect thereto and (b) three percent (3%) multiplied by the annualized amount of the most recently completed trailing three months of the gross revenues derived from the Mortgaged Properties.

Notwithstanding the foregoing, if, on or prior to the Closing Date, there exists material defects, environmental conditions or other due diligence shortfalls, if any, with respect to any parcel of real property owned by a Subsidiary Guarantor in fee simple and specified on Schedule C hereto, whereby such parcel of real property would not otherwise meet the Mortgageability Criteria (as defined below) and/or satisfy the Conditions to Closing set forth in items (viii), (xi), (xii) (xiii), (xiv), (xv), (xvi), (xvii), (xviii) and/or (xix) on Schedule B hereto: (i) the Credit Facility will nevertheless be funded, (ii) the Borrower will be required to use commercially reasonable efforts to correct such defects following the Closing Date, and (iii) the Borrower will establish one or more special reserves (the “Special Reserves”) and fund to the Administrative Agent in an amount sufficient to correct or collateralize such defects, environmental conditions or shortfalls (not to exceed the allocated loan amount for the real property in question in the determination of the Maximum Borrowing Amount), which funds will serve as collateral for the Credit Facility. If any such issue is not curable by the payment of money, or the amount required is not determinable, the amount of the Special Reserves will be an amount reasonably agreed upon by the Borrower and the Administrative Agent prior to the Closing Date not to exceed the allocated loan amount for the real property in question in the determination of the Maximum Borrowing Amount. The parcel of real property in question may be removed from the collateral for the Credit Facility with a reduction in the Maximum Borrowing Amount in accordance with the preceding sentences. The Borrower and the Administrative Agent will cooperate in good faith to establish a mechanism for the release and use of the funds from the Special Reserves to address the issues for which the same is established. The provisions in this paragraph are hereinafter referred to as the “Mortgageability Provisions”.

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Closing Date	The date of the initial borrowing under the Credit Facility (the “Closing Date”).

Purpose	The proceeds of the Credit Facility shall be used on the Closing Date to (i) effectuate the Refinancing, (ii) pay a portion of the purchase price for the Acquisition and/or (iii) pay the Transaction Costs.

Maturity Date	The Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable on the nine (9) month anniversary of the Closing Date (the “Initial Maturity Date”), subject to the Maturity Extension Option described below.

Maturity Extension Option	The Borrower shall have the right on one occasion to extend the maturity date of the Credit Facility to the date that is twelve (12) months following the Closing Date (the “Extended Maturity Date”), provided that (i) the Administrative Agent shall have received written notice of the extension at least 30 days prior to the Initial Maturity Date, (ii) the Borrower shall have provided evidence of the existence of a LIBOR interest rate cap having terms acceptable to the Administrative Agent and (iii) on the extension date, (a) the Borrower shall have paid the Facility Extension Fee set forth on Schedule A hereto and (b) the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower stating that (1) no event of default has occurred and is continuing or would result from such extension, (2) the Borrower is in compliance with all financial covenants both immediately before and after giving effect to such extension, and (3) the representations and warranties contained in the Loan Documents are true and correct in all material respects as though made on and as of the extension date (except to the extent that any such representations and warranties are stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), provided that any such representations and warranties that are qualified as to “materiality” or “material adverse effect” are true and correct in all respects.

Interest Rate, Fees, etc.	As set forth on Schedule A hereto.

Security

The Credit Facility will be secured solely by:

(i)     first priority mortgages (subject to Permitted Encumbrances (to be defined)) over (x) the parcels of real property owned by a Subsidiary Guarantor in fee simple and specified in Part I of Schedule C hereto, fixtures thereon and improvements thereto and (y) if the Borrower elects not to assume the debt with respect to the parcels of real property owned by a Subsidiary Guarantor in fee simple and specified in Part II of Schedule C hereto and instead to refinance such debt with proceeds of the Credit Facility, the parcels of real property owned by a Subsidiary Guarantor in fee simple and specified in Part II of Schedule C hereto, fixtures thereon and improvements thereto, in each case, subject to the Mortgageability Provisions (collectively, the “Mortgaged Properties”);

(ii)    a first priority assignment (subject to Permitted Encumbrances (to be defined)) of all agreements, leases, rents, revenues, contracts, licenses and permits relating to the Mortgaged Properties;

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(iii)  a first lien pledge (subject to non-consensual liens imposed by law) of the Borrower’s direct and indirect ownership interests in each Subsidiary Guarantor; and

(iv)  in addition to the pledges contemplated by the foregoing clause (iii), a first lien pledge (subject to non-consensual liens imposed by law) of the Borrower’s ownership interests in each of its other directly owned subsidiaries, provided that (i) the maximum legal and/or equitable equity interests of any such subsidiary that are required to be pledged pursuant to this clause (iv) shall not exceed 49% of the total legal and equitable equity interests in such subsidiary that are owned directly by the Borrower and (ii) if (x) the Borrower elects to assume the debt with respect to any parcel of real property owned by a subsidiary of the Borrower in fee simple and specified in Part II of Schedule C hereto in lieu of refinancing such debt with proceeds of the Credit Facility, (y) the equity interests of such subsidiary are held by a holding company that is a direct subsidiary of the Borrower that does not own, directly or indirectly, any other subsidiary that owns a Mortgaged Property or any other real property that is not being acquired in connection with the Acquisition and (z) the definitive documents governing such assumed debt of such subsidiary restrict the pledge and perfection of the equity interests in such holding company contemplated by this clause (iv), no such pledge and perfection of the equity interests of such holding company held directly by the Borrower shall be required.

Conditions Precedent to Initial Borrowing	The making of the term loan under the Credit Facility on the Closing Date shall be subject solely to satisfaction of the applicable conditions set forth on Schedule B hereto.

Funding	The Credit Facility shall be funded in single borrowing on the Closing Date. Commitments with respect to the Credit Facility that are not drawn on the Closing Date shall automatically expire on the Closing Date and amounts repaid under the Credit Facility may not be reborrowed.

Mortgageability Criteria

In order to be included in the calculation of the Maximum Borrowing Amount, a Mortgaged Property must at all times satisfy the following criteria, subject in any case to the Mortgageability Provisions (the “Mortgageability Criteria”):

(i)   a multi-family rental property;

(ii)   located in the United States;

(iii)  wholly-owned in fee simple by a Subsidiary Guarantor organized under the laws of a State of the United States that is wholly-owned, directly or indirectly, by the Borrower;

(iv)  subject to valid and enforceable collateral documents for the benefit of the Administrative Agent, as described in the “Security” section above;

(v)   free of material structural defects and material environmental issues, and not subject to any material condemnation proceedings; and

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(vi) free of any debt or encumbrances other than Permitted Debt and Permitted Encumbrances (to be defined in the Loan Documents).

Mortgage Releases	The Borrower may obtain the release of (i) any Mortgaged Property from the mortgage thereon (and from any cash management arrangements applicable thereto), (ii) any property-owning subsidiary guarantees issued in connection with an advance under the Credit Facility related to a specified Mortgaged Property (provided such subsidiary owns no other Mortgaged Properties than those getting released), and (iii) any pledge of equity in respect of any person holding such Mortgaged Property or other security granted in connection therewith (provided such subsidiary owns no other Mortgaged Properties than those getting released), in each case, at any time in connection with a sale or refinancing, provided that both immediately before and after giving effect to such sale or refinancing (x) no default or event of default then exists and (y) the Borrower shall use the net proceeds of any such sale or refinancing to prepay the Credit Facility in accordance with the provisions described below under “Mandatory Prepayment”.

Appraisals	At least 10 business days prior to the Closing Date, the Administrative Agent shall receive appraisals for each of the initial Mortgaged Properties, each of which shall be in form and substance reasonably acceptable to the Administrative Agent. In addition, the appraisal for any Mortgaged Property shall be updated (i) at the expense of the Borrower, at any time that an event of default exists and the Administrative Agent (or the Requisite Lenders) desire to update the appraisals, (ii) at the expense of the Borrower, at any time that the Borrower desires to update the appraisals (but no more frequently than once per year), and (iii) at the expense of the Lenders, at any other time that the Administrative Agent (or the Requisite Lenders) desire to update the appraisals (but no more frequently than once per year).

Voluntary Prepayment / Commitment Reduction	The Borrower may prepay the Credit Facility in whole, or, subject to the requirements of the immediately following sentence, in part, at any time without penalty, subject to (i) reimbursement of the Lenders’ LIBOR breakage costs and (ii) a 1.0% call premium for any amounts under the Credit Facility that are repaid during the first 6 months from sources other than (w) asset sales, (x) proceeds of any financing provided by the Federal Home Loan Mortgage Corporation and/or the Federal National Mortgage Association (collectively, the “Specified Financing”) or any other financing having a term of not less than four (4) years, (y) any revolving lines of credit, letter of credit facilities or any other permanent debt financing and (z) proceeds of equity issuances. In connection with any partial voluntary prepayment of the Credit Facility, such prepayment shall only be permitted (i) in the case of any such prepayment where the remaining outstanding principal amount of the Credit Facility is $250,000,000 or greater after giving effect to such prepayment and the release of any Mortgaged Properties in connection therewith, such remaining outstanding principal amount of the Credit Facility does not exceed an amount equal to 70% multiplied by the aggregate “as-is” appraised value of all Mortgaged Properties (based upon the most recent appraisals received by the Administrative Agent in accordance with the provisions under the heading “Appraisals” above) and (ii) in the case of any such prepayment where the remaining outstanding principal amount of the Credit Facility is less than

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$250,000,000 after giving effect to such prepayment and the release of any Mortgaged Properties in connection therewith, such remaining outstanding principal amount of the Credit Facility does not exceed an amount equal to 65% multiplied by the aggregate “as-is” appraised value of all Mortgaged Properties (based upon the most recent appraisals received by the Administrative Agent in accordance with the provisions under the heading “Appraisals” above).

Mandatory Prepayment	The Borrower must promptly prepay the Credit Facility in the case of a sale of a Mortgaged Property, in an amount equal to the greater of (x) 100% of the net proceeds of the sale of such Mortgaged Property and (y) 120% of the value assigned to such Mortgaged Property in determining the Maximum Borrowing Amount.

Documentation Principles	The Loan Documents shall be negotiated in good faith giving effect to the Funds Certain Provisions and the Mortgageability Provisions, as promptly as reasonably practicable, and shall contain the terms and conditions set forth in this Exhibit A and such other provisions as may be agreed to by the Borrower and the Lenders (it being understood the Term Sheet contains all conditions to funding related to the Credit Facility), with provisions to reflect the operational and strategic requirements of the Borrower and the Guarantors in light of their size, practices and matters disclosed in the disclosure schedules to the Acquisition Agreement (collectively, the “Documentation Principles”). The Loan Documents shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit A, in each case, applicable to the Loan Parties and their respective subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations & Warranties	Limited to the following: organizational status; authority; execution; delivery and enforceability; no violation of, or conflict with law or charter documents; litigation; margin regulations; governmental approvals; Investment Company Act; PATRIOT Act; OFAC; labor matters and ERISA; REIT status; use of proceeds; subsidiaries and capitalization; intellectual property; accuracy of disclosure; no material adverse change; no undisclosed liabilities; taxes; creation and perfection of security interests; environmental laws; properties; and consolidated closing date solvency, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for knowledge and materiality consistent with the Documentation Principles. The foregoing representations and warranties shall apply to the Borrower and the Guarantors and their subsidiaries.

Affirmative Covenants	Limited to the following: maintenance of organizational existence and rights and privileges, maintenance of insurance, payment of taxes and other material obligations, corporate franchises, compliance with laws (including environmental laws and ERISA), maintenance of properties in good repair, inspections and maintenance of books and records, use of proceeds, customary notice and reporting requirements, a requirement to enter into a LIBOR interest rate cap of 3.5% with respect to the Credit Facility having a term of at least nine (9) months and further assurances on guarantees and collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles. The foregoing affirmative covenants shall apply to the Borrower and the Guarantors and their subsidiaries.

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Negative Covenants	Limited to the following: liens; indebtedness; mergers and acquisitions; asset sales; investments and loans; development and capital expenditures; restricted payments including dividends and stock repurchases; changes in fiscal periods; negative pledges; modifications to organizational documents; changes in nature of business; and transactions with affiliates, in the case of each of the foregoing covenants subject to exceptions, qualifications and baskets consistent with the Documentation Principles. The foregoing negative covenants shall apply to the Borrower and the Guarantors and their subsidiaries.

Consolidated Financial Covenants	Maximum Leverage Ratio. As of the last day of each fiscal quarter, the ratio of Total Indebtedness of the Parent Guarantor and its subsidiaries to Gross Asset Value (to be defined using a 6.25% cap rate) of the Parent Guarantor and its subsidiaries shall not exceed (i) for any such fiscal quarter ending on or prior to the six month anniversary of the Closing Date, 75% and (ii) for any such fiscal quarter ending after the six month anniversary of the Closing Date, 65%.

Minimum Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the ratio of Consolidated EBITDA (to be defined) of the Parent Guarantor and its subsidiaries for the four fiscal quarters then ended to Consolidated Fixed Charges (to be defined) of the Parent Guarantor and its subsidiaries for such four fiscal quarters, shall not be less than 1.5x.

Minimum Net Worth. As of any date, Consolidated Tangible Net Worth (to be defined) of the Parent Guarantor and its subsidiaries shall not be less than 75% of Consolidated Tangible Net Worth of the Parent Guarantor and its subsidiaries on the Closing Date plus an amount equal to 75% of the net cash proceeds received by the Parent Guarantor of any new issuances of common stock.

Maximum Dividend Payout Ratio. Dividends shall be limited to 110% of CORE FFO (to be defined in a manner consistent with how such term is defined in the Parent Guarantor’s public filings) but no less than $0.18 cents per quarter or an amount necessary to maintain REIT status.

Notwithstanding the foregoing, in no event shall the financial covenants described above be less restrictive than any such financial covenants contained in the facility contemplated by item 1 on Schedule E hereto (and to the extent such facility has any financial covenants in addition to those outlined above, the Credit Facility shall also contain such additional financial covenants).

The financial covenants set forth above shall be measured on a quarterly basis starting with the first full fiscal quarter after the Closing Date.

Events of Default	Limited to the following: nonpayment of principal, interest or fees (with grace periods for interest, fees and other amounts); failure to perform negative covenants and the Consolidated Financial Covenants referenced above (and affirmative covenants to provide notice of default or maintain the Borrower’s existence); failure to perform other covenants subject to a 30 day cure period after notice by the Administrative Agent; incorrectness of representations and warranties in any material respect; cross event of default (after expiration of any grace periods) and cross acceleration to material indebtedness; bankruptcy and insolvency of Borrower or Guarantors; material monetary judgments; ERISA events; and invalidity of material guarantees or security documents, subject to materiality, threshold, notice and grace period provisions consistent with the Documentation Principles.

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Assignments and Participations	Each Lender will be permitted to make assignments and to sell participations in respect of the Credit Facility as set forth in the Loan Documents, except to Disqualified Lenders.

Indemnification	The Borrower and the Guarantors will indemnify and hold harmless each of the Initial Lender, the Lead Arranger, the Administrative Agent and the Lenders, and their affiliated entities, directors, officers, employees, agents, and controlling persons (within the meaning of the federal securities laws) (all of the foregoing, collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, reasonable expenses and disbursements, including, but not limited to, reasonable and documented attorneys’ fees, legal costs, expenses and disbursements of a single counsel to the Indemnified Persons taken as a whole (and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, and, solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Persons, taken as a whole), incurred in respect of any and all actions, suits, proceedings and investigations, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with the Credit Facility or any of the transactions contemplated thereby or the use or proposed use of proceeds thereof; except to the extent such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement (a) is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from (i) such Indemnified Person’s or any of its Related Persons’ bad faith, gross negligence or willful misconduct or (ii) such Indemnified Person’s material breach of its obligations under this Commitment Letter or (b) results from any action, suit, proceeding or investigation solely among Indemnified Persons (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent, syndication agent or lead arranger or any similar role contemplated hereby) and not arising out of or in connection with any act or omission of Parent Guarantor, the Target or any of their respective affiliates. These Indemnification Provisions shall be in addition to any liability which the Borrower or any other Loan Party may have to the Indemnified Persons. For purposes hereof, a “Related Person” of any Indemnified Person means its affiliated entities, directors, officers, employees and agents, in each case that are controlled by such Indemnified Person. This indemnification shall survive and continue for the benefit of all such persons or entities.

Patriot Act	The Lenders and the Administrative Agent hereby notify the Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), they are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow the Lenders and the Administrative Agent to identify the Borrower and the Guarantors in accordance with such Act.

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Administrative Agent’s Counsel	Latham & Watkins LLP.

Governing Law	State of New York, or as is necessary to enforce and perfect any security documents.

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Schedule A – Interest Rate, Fees, etc.

Interest Rate

Borrowings under the Credit Facility will bear interest at a rate equal to: (i) LIBOR, plus the applicable margin per annum or (ii) the Base Rate, plus the applicable margin per annum.

If the Mortgaged Property advance rate (which shall be determined as the initial funded amount of the Credit Facility on the Closing Date divided by the aggregate “as-is” appraised value of all of the Mortgaged Properties on the Closing Date)) is greater than 70% and/or the Debt Yield after giving effect to the borrowing of the Credit Facility and the consummation of the Transactions on the Closing Date is less than 8.0%, the applicable margin shall be determined in accordance with the following pricing grid:

Time Period	LIBOR Spread / Base Rate Spread
From and after the Closing Date and prior to the 6 month anniversary of the Closing Date	450 bps / 350 bps
From and after the 6 month anniversary of the Closing Date and through but not including the Initial Maturity Date	600 bps / 500 bps
If the Maturity Extension Option described in the Term Sheet is elected, from and after the Initial Maturity Date through and including the Extended Maturity Date	900 bps / 800 bps

If the Mortgaged Property advance rate (which shall be determined as the initial funded amount of the Credit Facility on the Closing Date divided by the aggregate “as-is” appraised value of all of the Mortgaged Properties on the Closing Date)) is less than or equal to 70% and the Debt Yield after giving effect to the borrowing of the Credit Facility and the consummation of the Transactions on the Closing Date is greater than or equal to 8.0%, the applicable margin for LIBOR loans shall be 2.50% and the applicable margin for Base Rate loans shall be 1.50%.

Provided no event of default has occurred and is continuing, Borrower may elect to incur LIBOR based borrowings or Base Rate borrowings. With respect to LIBOR borrowings, the Borrower may select interest periods of 1, 2, 3 or 6 months, subject to availability. The Base Rate shall be the highest of (a) the prime rate as declared by the Administrative Agent from time to time, (b) the Federal Funds rate plus 0.50%, and (c) the 1-month LIBOR rate plus 1.00%. LIBOR shall not be less than zero.

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Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. During the continuance of a default, the interest rate on all outstanding obligations will be equal to the Base Rate plus the applicable margin for Base Rate borrowings plus 2% per annum.

Extension Fee	0.25% of the outstanding principal amount of the Credit Facility at the time of extension (the “Facility Extension Fee”).

Calculation of Interest & Fees	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection	The Loan Documents will include customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III Accord) and (ii) indemnifying the Lenders for breakage costs incurred in connection with among other things, any failure to borrow a LIBOR loan, or any repayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto.

Expenses	All reasonable and documented or invoiced out-of-pocket expenses incurred by (a) DBSI, DBNY and their affiliates relating to the origination and the original syndication of the Credit Facility and (b) the Administrative Agent and the Lenders relating to (i) the preparation, execution, delivery, administration, amendment or waiver of the Loan Documents and (ii) the enforcement of the Loan Documents (collectively, the “Agent Costs”) are payable by the Borrower. Agent Costs shall include but not be limited to Lead Arranger’s and Administrative Agent’s reasonable and documented or invoiced out-of-pocket due diligence costs, and other reasonable and documented third party expenses related to the closing of the Credit Facility and, as to legal expenses, shall be limited to (A) reasonable and documented or invoiced fees and expenses of a single counsel (and, if reasonably necessary, a single local counsel in each relevant jurisdiction) to the Lead Arranger, the Administrative Agent and the Initial Lender in connection with clause (a) above and (B) reasonable and documented and invoiced fees and expenses of a single counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, a single local counsel for the Administrative Agent and the Lenders taken as a whole in each relevant jurisdiction, and, solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of similarly situated persons, taken as a whole) in connection with clause (b) above. In the event the closing of the Credit Facility does not occur, Borrower will fully indemnify DBSI, DBNY and their affiliates for all such Agent Costs.

Upfront Fee	As set forth in the Fee Letter.

Administrative Agent Fee	As set forth in the Fee Letter.

Market Flex	As set forth in the Fee Letter.

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Schedule B – Conditions to Closing

The closing of the Credit Facility on the Closing Date will be subject to the satisfaction or waiver of the following conditions (subject, in any case, as to the Mortgaged Properties, the Mortgageability Provisions):

(i)	The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the advances under the Credit Facility in accordance with the Acquisition Agreement (without amendment, modification or waiver thereof, or the granting of a consent thereunder, which is materially adverse to the Lenders and the Lead Arranger, without the consent of the Lead Arranger, which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any amendment, modification or waiver to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arranger, (b) any reduction in the purchase price under the Acquisition Agreement of 10% or greater shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and (c) any reduction in the purchase price under the Acquisition Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger so long as any such reduction pursuant to this clause (c) is applied to reduce the Credit Facility.

(ii)	The Initial Lender shall have received (a) audited consolidated balance sheets at December 31, 2014 and the related statements of income, partners’ capital and cash flows of (x) the Parent Guarantor and its subsidiaries and (y) the Target and its subsidiaries, in each case, for the fiscal year ended December 31, 2014, which financial statements will be audited and prepared in accordance with GAAP, (b) unaudited consolidated balance sheets and related statements of income and cash flows of (x) the Target and its subsidiaries and (y) the Parent Guarantor and its subsidiaries, in each case, for the fiscal quarter ended March 31, 2015 and for each fiscal quarter thereafter ended at least forty-five (45) days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related statement of income of the Parent Guarantor and its Subsidiaries (as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date), prepared after giving effect to the Transactions and such other adjustments as shall have been agreed between the Borrower and the Administrative Agent as if the Transactions had occurred at the beginning of such period.

(iii)	Since December 31, 2014, there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement).

(iv)	To the extent reasonably requested by the Lead Arranger at least 10 days in advance of the Closing Date, receipt by the Lead Arranger, at least five business days prior to the Closing Date, of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(v)	[Reserved].

(vi)	Subject in all respects to the Funds Certain Provisions, (a) the Guarantees shall have been executed and be in full force and effect or, substantially simultaneous with the initial borrowing under the Credit Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Administrative Agent’s first priority security interest in the required collateral (subject to Permitted Encumbrances and non-consensual liens imposed by law) of the Guarantors and the Borrower shall have been executed and delivered and, if applicable, be in proper form for filing.

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(vii)	The Administrative Agent shall have received (a) customary legal opinions of counsel to the Borrower and the Guarantors, (b) a solvency certificate from a senior financial officer of the Parent Guarantor substantially in the form attached as Annex I to this Schedule B, confirming the solvency of the Parent Guarantor and its subsidiaries after giving effect to the Transactions and (c) other customary closing corporate documents, organizational documents certified by public officials, resolutions, pay-off letters (including lien terminations) with respect to the Specified Existing Debt and notices of borrowing.

(viii)	Evidence of satisfactory flood, liability and casualty insurance related to the Mortgaged Properties.

(ix)	Subject to the Funds Certain Provisions, (i) the Acquisition Agreement Representations shall be true and correct in all respects and (ii) the Specified Representations shall be true and correct in all material respects, provided that any such Specified Representations that are by their terms already qualified as to “materiality” or “material adverse effect” are true and correct in all respects (for the avoidance of doubt, after giving effect to such “materiality” or “material adverse effect” qualifiers).

(x)	Payment of all fees and expenses payable to the Lead Arranger, the Administrative Agent and/or the Lenders on or prior to the Closing Date, including but not limited to the fees payable under the Fee Letter (to the extent invoiced at least one business day prior to the Closing Date).

(xi)	On the Closing Date after giving effect to the Transactions, neither the Parent Guarantor, the Target nor any of their respective subsidiaries shall have outstanding any unaffiliated third party indebtedness for borrowed money other than (i) the Credit Facility, (ii) the indebtedness for borrowed money described on Schedule E to the Term Sheet, (iii) if the Borrower elects to assume the debt with respect to the parcels of real property owned by a Subsidiary Guarantor in fee simple and specified in Part II of Schedule C to the Term Sheet in lieu of refinancing such debt with proceeds of the Credit Facility, debt with respect to the parcels of real property specified in Part II of Schedule C to the Term Sheet and (iv) other debt for borrowed money in amounts to be reasonably agreed by the Initial Lender. The Refinancing shall have been consummated, and all outstanding amounts under the refinanced indebtedness shall have been paid and commitments, liens and guarantees with respect thereto terminated or released, substantially concurrently with the initial borrowing under the Credit Facility.

(xii)	The mortgages in respect to the Mortgaged Properties described in the Term Sheet (the “Mortgages”) shall be in recordable form with all conditions to recordation substantially concurrently satisfied, and upon recordation shall constitute a valid first priority lien on the good and marketable title to the Mortgaged Properties, except for Permitted Encumbrances, and free and clear of any mechanics or materialmen’s liens or special assessments for work completed or in progress on the Closing Date which have not been adequately provided for. This item (xii) is referred to in the Commitment Letter as the “Mortgage Condition”.

(xiii)	The Initial Lender shall have received an irrevocable (subject only to payment of premiums and delivery of customary deliverables to the title company) title commitment in form and substance, and issued by a title insurance company (with appropriate reinsurance or coinsurance), reasonably satisfactory to the Initial Lender reflecting the first lien priority (subject to Permitted Encumbrances) of the Mortgages as set forth above. This item (xiii) is referred to in the Commitment Letter as the “Title Condition”.

(xiv)	The Initial Lender shall have received a Phase I environmental report and surveys with respect to the Mortgaged Properties from a firm reasonably satisfactory to the Initial Lender (which may include those initially issued to other persons for which acceptable reliance provisions in favor of the Initial Lender have been provided), all in form and substance reasonably satisfactory to the Initial Lender.

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(xv)	Receipt of property condition reports with respect to each Mortgaged Property from a firm, and in form and substance reasonably satisfactory to the Initial Lender (which may include those initially issued to other persons for which acceptable reliance provisions in favor of the Initial Lender have been provided).

(xvi)	Receipt of copies of all management agreements affecting the Mortgaged Properties, along with a certified rent roll of the Mortgaged Properties as of a current date.

(xvii)	Receipt of a FIRREA-compliant appraisal of the Mortgaged Properties commissioned by the Initial Lender (or otherwise commissioned by another person for which acceptable reliance provisions in favor of the Initial Lender have been provided) and otherwise in form and substance reasonably satisfactory to the Initial Lender.

(xviii)	Receipt of judgment, bankruptcy, UCC, litigation and lien searches showing no material monetary encumbrances with respect to the Mortgaged Properties (if applicable) or other collateral for the Credit Facility or material liabilities of the Loan Parties other than as contemplated by the Term Sheet or the Loan Documents.

(xix)	The Borrower’s ownership of the Mortgaged Properties shall be evidenced by an owners’ title policy or title commitment in form and substance, and issued by a title insurance company (with appropriate reinsurance or coinsurance), reasonably satisfactory to the Initial Lender.

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ANNEX I TO SCHEDULE B

SOLVENCY CERTIFICATE

Reference is made to (a) the [Credit Agreement], dated as of [            ] (the “Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement), among [            ] and [(b) the [            ], dated as of [            ], among [            ].

The undersigned hereby certifies as follows:

1. I am the [Chief Financial Officer] of Parent Guarantor.

2. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify that as of the date hereof, Parent Guarantor and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement, will be, Solvent.1

The foregoing certifications are made and delivered as of [            ].

This certificate is being signed by the undersigned in his capacity as [Chief Financial Officer] of Parent Guarantor and not in his individual capacity.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[ ]

By:
Name: [ ]
Title: [Chief Financial Officer]

[1]	“Solvent” shall mean, with respect to Parent Guarantor and its consolidated subsidiaries (the “Consolidated Group”), that (a) the fair value of the property of the Consolidated Group is greater than the total amount of liabilities, including contingent liabilities, of the Consolidated Group, (b) the present fair salable value of the assets of the Consolidated Group is not less than the amount that will be required to pay the probable liability of the Consolidated Group on its debts as they become absolute and matured, (c) the Consolidated Group does not intend to, and does not believe that it will, incur debts or liabilities beyond the Consolidated Group’s ability to pay such debts and liabilities as they mature and (d) the Consolidated Group is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Consolidated Group’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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Schedule C – Mortgaged Properties

Part I

Waterstone at Big Creek	Alpharetta, GA

Millenia 700	Orlando, FL

Fountains Southend	Charlotte, NC

Fox Trails	Plano, TX

Arbors River Oaks	Memphis, TN

Mercé	Addison, TX

Trails of Signal Mountain	Chattanooga, TN

Lakeshore on the Hill	Chattanooga, TN

Bridge Pointe	Huntsville, AL

Pointe at Canyon Ridge	Sandy Springs, GA

Part II

Talison Row at Daniel Island	Charleston, SC

Creekstone at RTP	Durham, NC

Miller Creek at Germantown	Memphis, TN

Aventine Greenville	Greenville, SC

Avenues at Craig Ranch	Dallas, TX

Estates at Wake Forest	Wake Forest, NC

Waterstone at Brier	Creek Raleigh, NC

St. James at Goose Creek	Charleston, SC

Westmont Commons	Asheville, NC

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Schedule D – Refinancing

1.	To the extent the Borrower elects to terminate such facility, the $75 million senior secured credit facility pursuant to that Credit Agreement, dated January 31, 2014, by and among Trade Street Operating Partnership, LP, as borrower, Trade Street Residential, Inc., as parent, the financial institutions party thereto, as lenders, Regions Bank, as administrative agent, and Regions Capital Markets, LLC, as sole lead arranger and sole bookrunner, as amended by that First Amendment to Credit Agreement dated February 24, 2014, as further amended by that Second Amendment to Credit Agreement dated April 7, 2014, as further amended by that Third Amendment to Credit Agremeent dated August 5, 2014, and effective as of January 31, 2014, as further amended by that Fourth Amendment to Credit Agreement dated October 16, 2014.

2.	The existing indebtedness and commitments associated with the Mortgaged Properties listed in Part I of Schedule C to the Term Sheet.

3.	To the extent the Borrower elects to refinance such indebtedness with the proceeds of the Credit Facility, the existing indebtedness and commitments associated with the Mortgaged Properties listed in Part II of Schedule C to the Term Sheet.

4.	Indebtedness for borrowed money incurred pursuant to the Secured Revolving Credit Agreement dated as of October 25, 2013 among the Borrower and The Huntington National Bank, as amended by the First Amendment to Senior Revolving Credit Agreement dated as of September 9, 2014, or any replacement secured revolving credit facility incurred by the Borrower in an amount not to exceed $30,000,000 having terms and conditions reasonably acceptable to the Lead Arranger.

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Schedule E – Indebtedness for Borrowed Money

1.	To the extent the Borrower elects to amend and/or extend such facility, the $75 million senior secured credit facility pursuant to that Credit Agreement, dated January 31, 2014, by and among Trade Street Operating Partnership, LP, as borrower, Trade Street Residential, Inc., as parent, the financial institutions party thereto, as lenders, Regions Bank, as administrative agent, and Regions Capital Markets, LLC, as sole lead arranger and sole bookrunner, as amended by that First Amendment to Credit Agreement dated February 24, 2014, as further amended by that Second Amendment to Credit Agreement dated April 7, 2014, as further amended by that Third Amendment to Credit Agremeent dated August 5, 2014, and effective as of January 31, 2014, as further amended by that Fourth Amendment to Credit Agreement dated October 16, 2014.

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EXHIBIT B

INDEMNIFICATION PROVISIONS

Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated May 11, 2015 among Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Independence Realty Trust, Inc., of which these Indemnification Provisions form an integral part.

To the fullest extent permitted by applicable law, you agree that you will indemnify and hold harmless each of the Initial Lender, the Lead Arranger, and the Administrative Agent, and their affiliated entities, directors, officers, employees, agents, and controlling persons (within the meaning of the federal securities laws) (all of the foregoing, collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, reasonable expenses and disbursements, including, but not limited to, reasonable and documented attorneys’ fees, legal costs, expenses and disbursements of a single counsel to the Indemnified Persons taken as a whole (and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, and, solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Persons, taken as a whole), incurred in respect of any and all actions, suits, proceedings and investigations, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with the Credit Facility, the Commitment Letter, the Fee Letter or any of the transactions contemplated thereby or the use or proposed use of proceeds thereof; except to the extent such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement (a) is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from (i) such Indemnified Person’s or any of its Related Persons’ bad faith, gross negligence or willful misconduct or (ii) such Indemnified Person’s material breach of its obligations under this Commitment Letter or (b) results from any action, suit, proceeding or investigation solely among Indemnified Persons (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent, syndication agent or lead arranger or any similar role contemplated hereby) and not arising out of or in connection with any act or omission of Parent Guarantor, the Target or any of their respective affiliates. These Indemnification Provisions shall be in addition to any liability which you, the Borrower or any other Loan Party may have to the Indemnified Persons. For purposes hereof, a “Related Person” of any Indemnified Person means its affiliated entities, directors, officers, employees and agents, in each case that are controlled by such Indemnified Person.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, they shall notify the Parent Guarantor with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Parent Guarantor shall not relieve you from your obligations hereunder (except to the extent that you are prejudiced by the failure to so promptly notify). Subject to the limitations set forth in the preceding paragraph, the Initial Lender, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you. You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final judgment for the plaintiff in any such actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with (and subject to the limitations provided in) this Exhibit B. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened actions in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld, delayed or conditioned) from all liability on claims that are the subject matter of such actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

Neither expiration nor termination of the Commitment shall affect these Indemnification Provisions which shall then remain operative and in full force and effect, subject to the provisions of Section 6 of the Commitment Letter.